Exhibit T3A-32

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:44 PM 11/20/2009
FILED 06:00 PM 11/20/2009
SRV 091037866 - 4756217 FILE

CERTIFICATE OF FORMATION

OF

WEATHERFORD (PTWI), L.L.C.

First: The name of the limited liability company is Weatherford (PTWI), L.L.C.

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Weatherford (PTWI), L.L.C. this 20th day of November, 2009.

By:	/s/ Pam Davis
Pam Davis
Authorized Person